PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-234161

Landwirtschaftliche Rentenbank

DEBT SECURITIES

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Landwirtschaftliche Rentenbank (“Rentenbank”), an institution organized under the public law of the Federal Republic of Germany, may from time to time offer debt securities consisting of bonds, notes and/or other evidences of indebtedness (“Securities”). The Securities will be unconditional obligations of Rentenbank.

Under our governing law (Law Governing Landwirtschaftliche Rentenbank or Gesetz über die Landwirtschaftliche Rentenbank), the Securities will benefit from a statutory guarantee of the Federal Republic of Germany. See “Responsibility of the Federal Republic for Rentenbank”.

For each offer and sale of Securities under this prospectus, we will provide a prospectus supplement with the specific terms of each issue.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is November 7, 2019

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended, using a “shelf” registration process. Under this shelf process, we may sell any combination of the Securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before you invest.

You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different or additional information. We are not offering Securities in any state where the offer is not permitted by law. You should not assume that the information in this prospectus, or any prospectus supplement, is accurate or complete at any date other than the date indicated on the cover page of those documents. Our activities, financial condition, results of operations and prospects may have changed since that date.

A portion of the Securities offered hereby may be offered and sold outside of the United States in transactions not subject to the registration requirements of the U.S. Securities Act of 1933, as amended.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of Securities and the distribution of this prospectus may be restricted by law in certain jurisdictions, and you should inform yourself about, and observe, any such restrictions.

This prospectus may only be used for the purposes stated herein.

In this prospectus, references to “Rentenbank”, “we” or “us” are to Landwirtschaftliche Rentenbank. References to “Germany” or the “Federal Republic” are references to the Federal Republic of Germany, and references to the “Federal Government” are to the government of the Federal Republic of Germany.

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WHERE YOU CAN FIND MORE INFORMATION

Rentenbank files an annual report on Form 18-K with the SEC. The annual reports include financial, statistical and other information concerning Rentenbank and the Federal Republic. All filings are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. Rentenbank incorporates by reference its annual report on Form 18-K for the year ended December 31, 2018 (filed on May 17, 2019), as subsequently amended by amendment number one thereto (filed on August 26, 2019) and amendment number two thereto (filed on October 23, 2019) and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference.

You may request a copy of these filings at no cost by writing Landwirtschaftliche Rentenbank, Hochstrasse 2, 60313 Frankfurt am Main, Germany.

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FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents incorporated by reference in this prospectus may contain forward-looking statements. Statements relating to future events, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of these statements in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties, and actual results may differ materially from those contained in any forward-looking statements.

PRESENTATION OF FINANCIAL INFORMATION

Financial information relating to Rentenbank and economic data on the Federal Republic are expressed in euro.

As used herein, references to “euro”, “EUR” and the euro sign “€”are to the single currency which was introduced as of January 1, 1999, at the start of the third stage of European economic and monetary union, and references to “U.S. dollars” or “$” are to United States dollars.

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LANDWIRTSCHAFTLICHE RENTENBANK

The following summary information should be read in conjunction with the more complete information included in Rentenbank’s annual report on Form 18-K for the year ended December 31, 2018, as amended, and any future periodic reports and amendments filed by Rentenbank with the SEC.

Overview

Rentenbank was founded in 1949 as the development bank for the agriculture, forestry, fishing and food industries in Germany. We are an institution established under public law (rechtsfähige Anstalt des öffentlichen Rechts) and have our headquarters in Frankfurt am Main. We do not have any branches.

Our activities and governance structure are regulated by our governing law and our statutes. Under our governing law, we are charged with the public task of promoting the agriculture industry (including forestry, horticulture and fisheries) and the development of rural areas through the extension of credit for:

•	the agriculture industry, including forestry, horticulture and fisheries and the upstream and downstream areas;
•	the sale and warehousing of agricultural and food products;
•	agriculture-related environmental protection, the promotion of renewable energies and renewable raw materials from agriculture products, the expansion of ecological farming and the protection of animals within the agricultural industry;
•	the improvement of infrastructure in predominantly rural areas; and
•	agriculture-related consumer protection.

We extend credit to German and other public and private sector banks in the European Union and Norway, which are active in the financing of the agricultural sector, the food industry and rural areas both by means of traditional loans and by purchasing the debt securities of such banks. We also issue loans to financial institutions for the financing of rural development and infrastructure projects as well as German federal states (Bundesländer), municipalities and public law special purpose corporations. Finally, we extend credit to specific agencies of the Federal Republic.

As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits.

Rentenbank’s founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz über die Rentenbankgrundschuld), dated May 11, 1949.

At December 31, 2018, Rentenbank had total consolidated assets of approximately €90.2 billion.

Our registered office and headquarters are located at Hochstrasse 2, 60313 Frankfurt am Main, Germany, and our telephone number is 011-49-69-2107-0.

Relationship with the Federal Government

Rentenbank has no shareholders and Germany’s federal parliament exercises ultimate control over Rentenbank through legislative action. For example, our governing law specifies the scope of our activities. The Federal Government exercises supervision of Rentenbank through the Federal Ministry of Food and Agriculture which makes its decisions in concert with the Federal Ministry of Finance. We may only be liquidated pursuant to legislative action by the federal parliament.

Guarantee of the Federal Republic

Our governing law was amended with effect from January 1, 2014 to provide expressly that the Federal Republic guarantees all existing and future obligations of Rentenbank in respect of money borrowed, bonds and notes issued and derivative transactions entered into by Rentenbank, as well as obligations of third parties that are expressly guaranteed by Rentenbank (Law Governing Landwirtschaftliche Rentenbank, Section 1a). Under the Guarantee of the Federal Republic, if Rentenbank fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by Rentenbank, or if Rentenbank fails to make

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any payment required to be made under Rentenbank’s guarantee when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under the Guarantee of the Federal Republic will rank equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by Rentenbank or issued under Rentenbank’s guarantee will be able to enforce this obligation directly against the Federal Republic without first having to take legal action against Rentenbank. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to Rentenbank with respect to the obligations covered. For more information about the Guarantee of the Federal Republic, see “Responsibility of the Federal Republic for Rentenbank – Guarantee of the Federal Republic” below.

The Guarantee of the Federal Republic does not affect the obligations of the Federal Republic towards Rentenbank pursuant to the existing institutional liability (Anstaltslast). See “– Institutional Liability (Anstaltslast)” and “Responsibility of the Federal Republic for Rentenbank – Institutional Liability (Anstaltslast)” below.

Institutional Liability (Anstaltslast)

Rentenbank benefits from the Anstaltslast, or institutional liability, of the Federal Republic. This means that the Federal Republic will:

•	safeguard the economic basis of Rentenbank;
•	keep it in a position to pursue its operations throughout its existence as a statutory body under public law; and
•	in the event of financial difficulties, enable it by financial contribution or in some other appropriate manner to perform its obligations when due, including our securities or our guarantee of any securities if a substitute obligor is substituted for Rentenbank.

This duty under public law exists solely between the Federal Republic and Rentenbank and not between the Federal Republic and any third party. The Federal Republic would not, under Anstaltslast, be permitted to allow us to default on an obligation; the Federal Republic would be required on its own authority to take steps to enable us to perform our obligation when due. Under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including holders of any of our securities. Accordingly, while Anstaltslast does not constitute a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under Anstaltslast, the effect of Anstaltslast is that our obligations , including our publicly issued debt securities, or our guarantee of debt securities should a substitute obligor be substituted for Rentenbank, are fully backed by the full faith and credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a legally established charge on public funds that would be payable without the need for appropriation or any action by the federal parliament.

Due to the Anstaltslast and the Guarantee of the Federal Republic, the going concern of Rentenbank and the fulfilment of its obligations are ensured. As a consequence of this liability mechanism, Rentenbank’s governing law explicitly states that insolvency proceedings with respect to the Issuer’s assets are inadmissible.

Understanding with the European Commission

On March, 1, 2002, representatives of the Federal Government and the Commission of the European Union reached an understanding on the treatment of state guarantees for federal development banks such as Rentenbank for purposes of the European Union state aid rules. Pursuant to the understanding, the use of advantages for special credit institutions resulting from Anstaltslast and other state guarantees relevant under the state aid rules is allowed for the performance of promotional tasks at the request of the state in promotional areas like financing of small and medium enterprises, infrastructure, environment-friendly investment, housing as well as cooperation with developing countries. Activities, which do not fall under the areas in line with the state aid rules, must either be discontinued by the special credit institutions or be spun-off to legally independent subsidiaries without state support.

With the adoption of the Restructuring Law, the description of our permissible activities in our governing law was conformed to the language in respect of which the Federal Republic and the Commission of the European Union reached an understanding on March 1, 2002.

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Based on the foregoing, Rentenbank does not currently expect that it will be required to either discontinue or separately incorporate any material portion of its present business activities as a result of the understanding.

Supervision by the Federal Government

Our governing law prescribes our internal governance structure, our capital structure, the limited scope and nature of our lending activities and provides for supervision of us by the Federal Republic. Although our day-to-day operations are managed independently by our Management Board with supervision by our Supervisory Board, the Federal Republic exercises supervision through the Federal Ministry of Food and Agriculture (“Supervising Authority”) which exercises its supervision in concert with the Federal Ministry of Finance.

The statutory function of the Supervising Authority is to ensure that the operations of Rentenbank are consistent with the public interest in particular in the promotion of agriculture and rural areas, and are in compliance with German law. The Supervising Authority may request information regarding our operational matters, inspect our books and records and participate in all Supervisory Board meetings and General Meetings with the authority to issue motions and to comment on topics at such meetings. In addition, the Supervising Authority has the authority to request a meeting of any of our three governing bodies and is authorized to prevent the implementation of any resolution that is against public interest or violates German law.

We are also subject to supervision and regulation by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht; “BaFin”) under the German Banking Act (Gesetz über das Kreditwesen).

From November 4, 2014 until June 26, 2019, we were directly supervised and regulated by the European Central Bank (“ECB”) under the Single Supervisory Mechanism. As of June 27, 2019, however, the revised EU Capital Requirement Directive (“CRD”) and Capital Requirement Regulation entered into force. Under the new regime, Rentenbank is excluded from the scope of the CRD. As a consequence, we are no longer directly supervised by the ECB, but by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), as was the case prior to November 4, 2014. Furthermore, we are no longer subject to the rules of the EU Bank Recovery and Resolution Directive (Directive 2014/59/EU).

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USE OF PROCEEDS

As may be more specifically described in the relevant prospectus supplement, the net proceeds from the sale of the Securities will be used to finance our lending activities as described in this prospectus, including the refinancing of existing liabilities.

DESCRIPTION OF THE SECURITIES

The following briefly summarizes the terms and conditions of the Securities to be offered by Rentenbank in distinct series from time to time, and the Fiscal Agency Agreement (as defined in “— General” below) in respect of the Securities. Copies of the form of the Securities and the Fiscal Agency Agreement are filed as exhibits to the registration statement of which this prospectus is a part. This summary is not complete and is qualified in its entirety by reference to such exhibits. Terms that are used in this prospectus and that are defined in the Fiscal Agency Agreement have the respective meanings given to them in the Fiscal Agency Agreement, unless they are otherwise defined in this prospectus.

General

Rentenbank may issue Securities in distinct series from time to time. This section summarizes the terms of the Securities that are common to all series of Securities. The financial and other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement applicable to your Securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

The prospectus supplement that relates to your Securities will specify the following terms:

•	the title of the Securities;
•	the price or prices at which Rentenbank will issue the Securities;
•	the aggregate principal amount, and any limitation of that amount, of the Securities;
•	the currency in which the Securities will be denominated and the denominations in which Rentenbank may issue the Securities;
•	the maturity date of the Securities, on which Rentenbank must repay principal;
•	the currency or currencies in which Rentenbank may pay principal and interest;
•	the interest rate, if any, which the Securities will bear and, if variable, the method by which the interest rate will be determined;
•	the date from which interest will accrue, and the dates on which Rentenbank must pay interest, and the record dates for payment of interest;
•	whether any amount payable on the Securities will be determined based on an index, price or formula, and how any such amount will be determined;
•	where and how Rentenbank will pay principal and interest;
•	whether and in what circumstances the Securities may be redeemed before maturity;
•	whether any part or all of the Securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated (physical) Securities; and
•	any other terms of the Securities.

If applicable, the prospectus supplement that relates to your Securities will describe whether and in what circumstances they will be exchangeable for other Securities. The prospectus supplement that relates to your Securities will also describe any special United States federal income tax or other considerations applicable to your Securities.

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Rentenbank has appointed Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as fiscal agent (the “Fiscal Agent”) in connection with each series of Securities. The duties of the Fiscal Agent are governed by a fiscal agency agreement dated October 16, 2001 between Rentenbank and the Fiscal Agent, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated December 12, 2013 between Rentenbank and the Fiscal Agent and Amendment No. 2 to the Fiscal Agency Agreement dated December 9, 2016 between Rentenbank and the Fiscal Agent (as amended, the “Fiscal Agency Agreement”). The Fiscal Agent for any series will be the same as the Fiscal Agent for any other series. Rentenbank may replace the Fiscal Agent, which is Rentenbank’s agent. The Fiscal Agent is not a trustee for the holders of Securities, nor does it have a trustee’s responsibilities or duties to act for them. So long as no conflict of interest arises, the Fiscal Agent may engage or be interested in any financial or other transaction with Rentenbank.

Rank of Securities

The Securities, when issued, will not be secured by any of Rentenbank’s property or assets and will not be subordinated to any of Rentenbank’s other general obligations. The Securities therefore will rank equally with each other and with all of Rentenbank’s other unsecured and unsubordinated indebtedness, subject to certain exceptions mandated under German law.

Additional Amounts

All payments of, or in respect of, principal of, and interest on, the Securities by Rentenbank or any substitute obligor (as defined under “— Substitution of Rentenbank” below) permitted by the terms of the Securities will be made without deduction or withholding for or on account of any present or future taxes, assessments, duties or other governmental charges imposed or levied by or on behalf of the Federal Republic or any political subdivision thereof or any authority or agency therein or thereof having power to tax (including any such amounts deducted or withheld under any law or directive of the European Union that has the effect of law in the Federal Republic) (“German tax”), unless the withholding or deduction of the German tax is required by law. In that event, Rentenbank or the substitute obligor shall pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder of the Securities after such withholding or deduction shall equal the respective amounts which would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts shall be payable with respect to any Securities:

•	to, or to a third party on behalf of, a holder or beneficial owner of Securities who is liable for such German tax in respect of the Securities by reason of his having some connection with the Federal Republic other than merely holding the Securities or receiving principal, interest or other amounts in respect of the Securities;
•	where any such German tax is imposed or levied otherwise than by deduction or withholding from any payment of principal or interest; or
•	which are presented (where presentation is required) for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant Securities to another paying agent in a Member State of the European Union.

In addition, any amounts to be paid on the Securities will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code of 1986 (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Section of the Code, and no additional amounts will be required to be paid on account of any such deduction or withholding.

If Rentenbank or a substitute obligor becomes subject generally at any time to any taxing jurisdiction other than or in addition to the jurisdiction of the Federal Republic, the requirement to pay Additional Amounts shall also apply with reference to such other jurisdiction(s). For the avoidance of ambiguity, in such circumstances, the reference to German tax above will be treated as including any taxes, assessments, duties or other governmental charges imposed or levied by or on behalf of such other taxing jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having the power to tax.

Redemption for Tax Reasons

If Rentenbank or any substitute obligor must pay you additional amounts because of tax law changes effective after the date of the prospectus supplement for your series of Securities in the case of Rentenbank or

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after the date the substitute obligor became such in the case of a substitute obligor, Rentenbank or the substitute obligor may redeem all of the outstanding Securities in your series. If Rentenbank or the substitute obligor decides to redeem your Securities, it will give you at least 30 days’ notice, and will pay you the principal amount of your Securities plus any accrued interest. Rentenbank or the substitute obligor cannot notify you that it will redeem your Securities until 90 days before the earliest date on which it must pay additional amounts if it made payment on your Securities on that date.

Termination for Default

The holder of any Security may, by written notice to Rentenbank and the Fiscal Agent, to be addressed to the specified office of the Fiscal Agent, declare such Security due and payable immediately if Rentenbank fails to pay any amount of principal of (and premium, if any) or interest on the Securities of such series within 30 days of the due date for payment thereof. The right to declare the Securities due shall terminate if the situation giving rise to it has been cured before the right is exercised.

Because each series of Securities shall be independent of each other series, a default with respect to one series of Securities will not, in itself, constitute a default with respect to, or permit the acceleration of maturity of, Securities of a different series.

Amendments

Rentenbank and the Fiscal Agent may, without the vote or consent of any holder of Securities, amend the Fiscal Agency Agreement or the Securities of any series in order to:

•	add to the covenants of Rentenbank for the benefit of the holders of Securities;
•	surrender any right or power conferred upon Rentenbank;
•	secure the Securities;
•	cure any ambiguity or cure, correct or supplement any defective provision of the Fiscal Agency Agreement or the Securities; or
•	amend the Fiscal Agency Agreement or the Securities of such series in any manner which Rentenbank and the Fiscal Agent may determine and which is not inconsistent in any material respect with such Securities and which does not adversely affect in any material respect the interest of any holder of such Securities.

Rentenbank and the Fiscal Agent may also, with the written consent of the holders of a majority of the principal amount of the Securities of any series, modify any of the other terms or provisions of the Securities of that series or, insofar as relates to that series, the Fiscal Agency Agreement. However, each and every holder of the Securities of a series must consent to any amendment or provision of the Securities of that series or the Fiscal Agency Agreement that would:

•	change the due date for the payment of the principal of (or premium, if any) or any installment of interest on any Security of that series;
•	reduce the principal amount of any Security of that series, the portion of such principal amount which is payable upon acceleration of the maturity of such Security, the interest rate thereon or the premium payable upon redemption thereof;
•	change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the Securities of that series is payable;
•	shorten the period during which Rentenbank is not permitted to redeem the Securities of that series, or permit Rentenbank to redeem the Securities of such series if, prior to such action, Rentenbank is not permitted to do so;
•	reduce the proportion of the principal amount of the Securities of that series the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of those Securities or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, taken or given; or
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•	change the obligation of Rentenbank to pay additional amounts.

Substitution of Rentenbank

Rentenbank may at any time substitute for itself any other company as principal debtor in respect of the Securities of any series so long as the successor obligor, which we refer to as a substitute obligor, is a company 100% of which is owned, directly or indirectly, by Rentenbank. Any such substitution will not require the consent of holders of the Securities of that series, but Rentenbank will be required to guarantee the obligations of the substitute obligor under those Securities. No substitution may occur unless the substitute obligor is in a position to fulfill all payment obligations under such Securities without being required to withhold tax at source.

A substitution of another company as principal debtor in respect of the Securities of any series is likely to result in the recognition of gain or loss for United States federal income tax purposes by the holders of the Securities of that series and possibly other adverse tax consequences to those holders. Holders should consult their own tax advisors regarding the tax consequences of such a substitution.

Further Issues of Securities of Same Series

Rentenbank may from time to time without the consent of the holders of the Securities issue further Securities having identical terms and conditions so that such further Securities shall form a single series with an outstanding series of Securities.

Rentenbank may offer additional Securities which could be deemed to have original issue discount (“OID”) for United States federal income tax purposes as part of such further issue. Purchasers of Securities of the applicable series after the date of the further issue will not be able to differentiate between Securities sold as part of the further issue and previously issued Securities of that series. Under such circumstances, purchasers of Securities of that series after the further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their Securities. This may affect the price of the previously outstanding Securities of the applicable series. Purchasers are advised to consult their own advisors regarding the implications of any future decision by Rentenbank to undertake a further issue of Securities with OID.

Jurisdiction

Rentenbank will accept the jurisdiction of any state or federal court in the City of New York, in respect of any action arising out of or based on the Securities that may be maintained by any holder of those Securities. Rentenbank will appoint Corporation Service Company in the City of New York as its authorized agent upon which process in any such action may be served. Rentenbank will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the Securities brought in any state or federal court in the City of New York.

Rentenbank is also subject to suit in competent courts in the Federal Republic to the extent permitted by German law.

Governing Law

The Fiscal Agency Agreement and the Securities will be governed by, and interpreted in accordance with, the internal laws of the State of New York, except that all matters governing Rentenbank’s authorization of issuance of any Securities shall be governed by the laws of the Federal Republic.

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CLEARING AND SETTLEMENT

The information set forth below with respect to DTC (as defined below), Euroclear (as defined below) or CBL (as defined below), which are collectively referred to as the “clearing systems,” is subject to any changes, in or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter named in the applicable prospectus supplement take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. Rentenbank will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the Securities held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any holder of Securities.

Certification and Custody

Clearing and settlement arrangements, including the existing links between Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“CBL”) and the participation of these systems in The Depositary Trust Company (“DTC”), will provide investors access to three major clearing systems. At initial settlement, the Securities will be represented by one or more permanent global certificates without interest coupons which will not be exchangeable for definitive certificates representing individual Securities except in very limited circumstances described under “– The Clearing Systems – DTC.” The global certificates, which are to be held by a custodian for DTC, will be issued in the name of Cede & Co., as nominee of DTC, and will represent the Securities credited to accounts maintained with DTC by financial institutions that are participants in DTC (“DTC participants”). The Securities are expected to be accepted for clearing and settlement through DTC on the relevant closing date. Euroclear and CBL participate in DTC, and, accordingly, Securities held by investors electing to hold Securities through financial institutions that are participants in Euroclear (“Euroclear participants”) and customers of CBL (“CBL customers”) are also represented by the global certificates.

Securities represented by the global certificates will equal the total aggregate principal amount of the Securities of the relevant series outstanding at any time. The holders of Securities as the owners of beneficial interests in the global certificates will not be entitled to have Securities registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual Securities. Rentenbank may issue definitive certificates representing individual Securities in limited circumstances described under “– The Clearing Systems – DTC.”

Each issue of Securities will be assigned an ISIN number, a CUSIP number and a common code, as set forth in the applicable prospectus supplement.

Payments

Principal and interest payments on the Securities will be made to the registered holder in the currency specified in the applicable prospectus supplement. All payments duly made by or on behalf of Rentenbank to, or to the order of, the registered holder will discharge Rentenbank’s liability under the Securities to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither Rentenbank nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the Securities to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under “– The Clearing Systems – DTC”) to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or indirect DTC participants as described below. Neither Rentenbank nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the global certificates or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to Euroclear and CBL participants.

Transfers

Title to book-entry interests in the Securities will pass by book-entry registration of the transfer within the records of DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the Securities may be transferred within DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures established for this purpose. Transfers of book-entry interests in the Securities between any of DTC, Euroclear and CBL may be effected in accordance with the procedures established for this purpose by DTC, Euroclear and CBL.

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The Clearing Systems

Overview

Beneficial interests in the global certificates will be represented through book-entry accounts at financial institutions acting on behalf of the holders of Securities as direct and indirect participants in DTC. An investor may elect to hold beneficial interests in the global certificates directly through either DTC, Euroclear or CBL, if such investor is a participant in any such system, or indirectly through an organization which is a participant in any such system. Euroclear and CBL will hold interests on behalf of their participants through customer securities accounts in the name of Euroclear and CBL on the books of their respective depositories, which in turn will hold such interests in customer securities accounts in their respective names on the books of DTC.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds Securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other Securities transactions in deposited Securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of Securities certificates. DTC participants include both U.S. and non-U.S. Securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. Securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). The DTC Rules applicable to its participants are on file with the SEC.

Purchases of Securities under the DTC system must be made by or through direct DTC participants, which will receive a credit for the Securities on DTC’s records. The ownership interest of each beneficial owner of Securities in DTC is, in turn, to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmations from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Securities, except in certain limited circumstances set forth below.

To facilitate subsequent transfers, all Securities deposited by direct DTC participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co., or such other nominee, do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Securities; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such Securities are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of principal of and interest on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Rentenbank or the paying agent, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with Securities held for the accounts of customers registered in “street name,” and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any

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statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the Securities to Cede & Co. (or such other DTC nominee as may be requested by an authorized representative of DTC), is Rentenbank’s or the paying agent’s responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.

DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to Rentenbank or the paying agent. Under such circumstances, in the event that a successor depository is not obtained, definitive certificates representing individual Securities are required to be printed and delivered.

CBL

CBL is incorporated under the laws of Luxembourg. CBL holds securities for its customers and facilitates the settlement and custody of securities transactions between CBL customers through electronic book-entry changes in accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including U.S. dollars. CBL provides to its customers, among other things, services for safekeeping, administration, settlement and custody of securities, as well as collateral management, securities lending and borrowing services. CBL also deals with domestic securities markets in many countries through established depository and custodial relationships.

CBL is licensed as a credit institution in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier. CBL is also a depository of securities and other financial instruments which operates a securities settlement system and, as such is supervised by the Central Bank of Luxembourg.

CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the managers of an offering hereunder from time to time. Indirect access to CBL is available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.

Distributions with respect to securities held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL’s rules and procedures, to the extent received by its U.S. depository.

Euroclear

Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Certain of the managers or other financial entities involved in the offering may be Euroclear participants.

Clearing and Settlement

Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

Initial Distribution

Investors electing to acquire Securities through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of Securities. Securities to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the same business day or the business day following the settlement date for value as of the settlement date.

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Secondary Markets

Investors electing to acquire, hold or transfer Securities through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in Securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the Securities offered herein.

Custody

Investors who are participants in the Euroclear system may acquire, hold or transfer interests in the Securities by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear system may acquire, hold or transfer interests in the Securities through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the Securities through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Custody Risk

Investors that acquire, hold and transfer interests in the Securities by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their securities intermediary, as well as the laws and contractual provisions governing the relationship between such securities intermediary and each other securities intermediary, if any, standing between such securities intermediary and Euroclear.

Global Clearing and Settlement Procedures

Initial Settlement

All of the Securities will initially be registered in the name of Cede & Co., the nominee of DTC. CBL and Euroclear may hold omnibus positions on behalf of their participants through customers’ securities accounts in CBL’s and/or Euroclear’s names on the books of their respective U.S. depository, which, in turn, holds such positions in customers’ securities accounts in its U.S. depository’s name on the books of DTC.

Holders of the Securities may hold their Securities through DTC (in the United States) or CBL or Euroclear (in Europe) if they are participants of such systems, or directly through organizations that are participants in such systems.

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic U.S. dollar-denominated bond market will be followed for primary market purchasers which are participants in DTC, and Securities will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Investors electing to hold their Securities through Euroclear or CBL accounts will follow the cross-border settlement procedures for the U.S. market. Securities will be credited to the securities clearance accounts of Euroclear and CBL holders either on the issue date or on the settlement day following the relevant issue date and, in case of settlement against payment, the related cash will be booked with value date equal to the relevant issue date.

Secondary Market

Secondary market trading between DTC participants (other than U.S. depositories) will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

Secondary market trading between Euroclear participants and CBL customers will be settled using the procedures also applicable to conventional Eurobonds.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear participants or CBL customers, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or CBL, as the case may be, by their respective depositories. Cross-market transactions will require delivery of instructions to Euroclear and CBL, as the case may be, by the counterparty in the relevant system in accordance with the rules and procedures and within the established deadlines of the relevant system. Euroclear or CBL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositories to support settlement on its behalf by delivering or receiving interests in the global Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants or CBL customers may not deliver instructions directly to the depositories for Euroclear or CBL. After settlement has been completed, the Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear participant’s or CBL customers’ accounts. Due to time zone differences, credit for the Securities will appear either on the same day or on the business day following the relevant DTC settlement day on the accounts of

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Euroclear participants or CBL customers, as the case may be. Therefore cash credit or debit on the Euroclear participants or CBL customers’ accounts, as the case may be, will be back-valued to, and the interest on the Securities will accrue from, the value date (which would be the preceding day, i.e., the DTC settlement day). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or CBL cash credit or debit will be valued instead as of the actual settlement date.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending Securities to the applicable U.S. depository for the benefit of Euroclear participants or CBL customers. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants.

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RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR RENTENBANK

Guarantee of the Federal Republic

As discussed under “Landwirtschaftliche Rentenbank – Relationship with the Federal Republic – Guarantee of the Federal Republic” above, under the Guarantee of the Federal Republic, in the event that Rentenbank fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by Rentenbank, when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable.

The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under the Guarantee of the Federal Republic, has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions and has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the Guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

The Federal Republic may be sued in the courts of the Federal Republic, without any public official's or authority's consent to bring proceedings or obtain judgment against the Federal Republic.

Institutional Liability (Anstaltslast)

As discussed under “Landwirtschaftliche Rentenbank – Relationship with the Federal Republic – Institutional Liability (Anstaltslast)” above, our obligations are effectively backed by the full faith and credit of the Federal Republic. Under the German administrative law principle of Anstaltslast, or institutional liability, the Federal Republic is responsible for ensuring that we can meet our obligations, including our publicly issued debt securities, or our guarantee of debt securities should a Substitute Obligor be substituted for Rentenbank, when they are due. Under the Anstaltslast principle, the Federal Republic, as the government body establishing an entity with legal capacity such as Rentenbank, has an institutional liability to Rentenbank requiring the Federal Republic to safeguard Rentenbank’s economic basis and to keep it in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under it. However, the Federal Republic is required on its own authority to take steps to enable us to perform our obligations when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including Security holders. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the federal parliament.

DEBT RECORD

Neither Rentenbank nor the Federal Republic has ever defaulted on the payment of, or premium or interest on, any security issued by it.

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TAXATION

German Taxation

The following is a general discussion of certain German tax consequences of the acquisition and ownership of Securities offered by Rentenbank. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the Securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of Germany currently in force and as applied on the date of this prospectus, which are subject to change, in some cases with retroactive or retrospective effect.

Prospective purchasers of Securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of Securities, including the effect of any state or local taxes, under the tax laws applicable in Germany and each country of which they are residents or nationals.

Income Tax

Securities Held by Tax Residents as Private Assets

Taxation of Interest. Payments of interest on the Securities to holders who are tax residents of Germany (i.e., persons whose residence or habitual abode is located in Germany) are subject to German income tax (Einkommensteuer). In each case where German income tax liability arises, a solidarity surcharge (Solidaritätszuschlag) is levied in addition to such tax. Furthermore, church tax may be levied, where applicable. If coupons or interest claims are disposed of separately (i.e., without the Securities), the proceeds from the disposition are subject to income tax. The same applies to proceeds from the redemption of coupons or interest claims if the Securities are disposed of separately.

Payments of interest on the Securities to individual tax residents of Germany are generally subject to a flat income tax (Abgeltungssteuer) at a rate of 25% (plus solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%, and, if applicable, church tax).

The total investment income of an individual will be decreased by a lump sum deduction (Sparer-Pauschbetrag) of EUR 801 (EUR 1,602 for married couples filing jointly), not by a deduction of expenses actually incurred.

In case the Securities’ issue price exceeds the amount paid in respect of such Securities at redemption or maturity, Holders who purchase such Securities at the issue price and hold the Securities until redemption or maturity will realize a loss. The tax treatment of such losses in certain circumstances is not entirely clear. Published statements of the German tax authorities regarding “negative interest” incurred on bank deposits made by private investors could be interpreted in a way that such losses cannot be fully deducted for German income tax purposes except for an annual lump-sum deduction (Sparer-Pauschbetrag) as described above if they are treated as expenses in connection with capital investment income.

If the Securities are held in a custodial account which the holder of Securities maintains with a German branch of a German or non-German credit institution (Kreditinstitut) or financial services institution (Finanzdienstleistungsinstitut) or with a securities trading business (Wertpapierhandelsunternehmen) or with a securities trading bank (Wertpapierhandelsbank) (each within the meaning of the German Banking Act (Kreditwesengesetz)) in Germany (the “Disbursing Agent”), or where the Securities are not held in a custodial account and a Disbursing Agent disburses or credits to a holder (other than a non-German bank or a non-German financial services institution) the proceeds from the Securities on delivery of a coupon, the flat income tax will be levied by way of withholding at the aforementioned rate from the gross interest payment to be made by the Disbursing Agent.

In general, no withholding tax will be levied if the holder of Securities is an individual (i) whose Securities do not form part of the property of a trade or business and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the Securities together with other investment income does not exceed the maximum exemption amount shown on the withholding exemption certificate. Similarly, no withholding tax will be deducted if the holder of Securities has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

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If no Disbursing Agent is involved in the payment process the holder of Securities will have to include its income on the Securities in its tax return and the flat income tax of 25% (plus solidarity surcharge and, if applicable, church tax) will be collected by way of assessment.

Payment of the flat income tax will generally satisfy any income tax liability (including the solidarity surcharge and, if applicable, church tax) of the holder in respect of such investment income. Holders of Securities may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%.

There are political efforts in Germany which are aimed at abolishing the flat income tax regime. While it is not yet clear if and to what extent the currently applicable flat tax rules will be amended, it is likely that any such amendment may lead to a higher tax burden of holders who hold the Notes as private assets and whose individual tax rate exceeds 25%.

Taxation of Capital Gains. Capital gains from the disposition or redemption of Securities will be subject to the flat income tax on investment income at a rate of 25% (plus solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%, and, if applicable, church tax), irrespective of any holding period. This also applies to Securities on which the principal is effectively repaid in whole or in part although the repayment was not guaranteed.

If the Securities are held in a custodial account which the holder of such Securities maintains with a Disbursing Agent the flat income tax will be levied by way of withholding from the difference between the redemption amount (or the proceeds from the disposition) and the issue price (or the purchase price) of the Securities. If the Securities have been transferred to the custodial account of the Disbursing Agent only after their acquisition, and no evidence on the acquisition data has been provided to the new Disbursing Agent by the Disbursing Agent which previously held the Securities in its custodial account, or where the Securities are not held in a custodial account and a Disbursing Agent disburses or credits to a holder (other than a non-German bank or a non-German financial services institution) the proceeds from the Securities on delivery of Securities, withholding tax will be levied on 30% of the proceeds from the disposition or redemption of the Securities.

If no Disbursing Agent is involved in the payment process the holder will have to include capital gains from the disposition or redemption of the Securities in its tax return and the flat income tax of 25% (plus solidarity surcharge and, if applicable, church tax) will be collected by way of assessment.

Payment of the flat income tax will generally satisfy any income tax liability (plus solidarity surcharge and, if applicable, church tax) in respect of such investment income. Holders of Securities may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%.

Please refer to the section “Income Tax” above regarding the potential abolishment of the current system of a flat income tax (Abgeltungssteuer) for private investors also with respect to capital gains.

Securities Held by Tax Residents as Business Assets

Payments of interest on the Securities and capital gains from the disposition or redemption of Securities held as business assets by German tax resident individuals or corporations (including via a partnership, as the case may be), are generally subject to German income tax or corporate income tax (in each case plus solidarity surcharge and, if applicable, church tax in case of individuals). Interest and capital gains will also be subject to trade tax if the Securities form part of the property of a German trade or business. The trade tax rate depends on the municipal multiplier of the respective municipality.

In case the Securities’ issue price exceeds the amount paid in respect of such Securities at redemption or maturity, holders who purchase such Securities at the issue price and hold the Securities until redemption or maturity will realize a loss. The tax treatment of such losses in certain circumstances is not entirely clear. According to published statements of the German tax authorities regarding “negative interest” incurred on bank deposits made by business investors, such losses should generally be tax deductible as business expenses.

If the Securities are held in a custodial account which the holder of such Securities maintains with a Disbursing Agent, or where the Securities are not held in a custodial account and a Disbursing Agent disburses or credits to a holder the proceeds from the Securities on delivery thereof, tax at a rate of 25% (plus a solidarity surcharge of 5.5% of such tax) will also be withheld from interest payments on Securities and generally also from capital gains from the disposition or redemption of Securities held as business assets. In these cases, the withholding tax does not satisfy the income tax liability of the holder of Securities, as in the case of the flat income tax, but will be credited as advance payment against the personal income or corporate income tax

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liability (plus the solidarity surcharge and, if applicable, church tax in case of individuals) of the holder. The withholding tax would generally not apply, if the holder is a German financial institution, financial services institution or an investment management company.

With regard to capital gains no withholding will generally be required in the case of Securities held by corporations resident in Germany, provided that in the case of corporations of certain legal forms, the status of the corporation has been evidenced by a certificate of the competent tax authority. The same applies upon application in the case of Securities held by individuals or partnerships as business assets.

Securities Held by Non-Residents

Interest and capital gains are not subject to German taxation in the case of non-residents, (i.e., persons having neither their residence nor their habitual abode nor legal domicile nor place of effective management in Germany), unless the Securities form part of the business property of a permanent establishment (Betriebsstätte) including a permanent representative (ständiger Vertreter) maintained in Germany. Interest and capital gains may, however, also be subject to German income tax if it otherwise constitutes taxable income in Germany such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate.

Non-residents of Germany are, in general, exempt from German withholding tax on interest and capital gains and from solidarity surcharge thereon. However, if the interest or capital gain is subject to German taxation as set forth in the preceding paragraph and the Securities are held in a custodial account with a Disbursing Agent or the Securities are not held in a custodial account and a Disbursing Agent disburses or credits to a non-resident of Germany (other than a non-German bank or a non-German financial services institution) the proceeds from the Securities on delivery of a coupon or Securities, withholding tax will be levied as explained above under “— Securities Held by Tax Residents as Private Assets” or under “— Securities Held by Tax Residents as Business Assets,” respectively.

Inheritance and Gift Tax

No inheritance or gift taxes with respect to any of the Securities will arise under the laws of Germany, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or, in the case of gift tax, neither the donor nor the donee, is a resident of Germany and such Securities are not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in Germany. Exceptions from this rule apply to certain German citizens who previously maintained a residence in Germany.

Other Taxes

No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the Securities. Currently, net assets tax (Vermögensteuer) is not levied in Germany.

United States Taxation

This section describes the material United States federal income tax consequences of owning the Securities and is the opinion of Sullivan & Cromwell LLP, special tax counsel to Rentenbank. It applies to you only if you acquire the Securities in the offering or offerings contemplated by this prospectus and you hold your Securities as capital assets for tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a bank,
•	an insurance company,
•	a tax-exempt organization,
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•	a regulated investment company,
•	a person that owns Securities that are a hedge or that are hedged against interest rate or currency risks,
•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes,
•	a person that purchases or sells Securities as part of a wash sale for tax purposes,
•	a United States expatriate, or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with Securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning Securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section deals only with Securities in registered form. This section is based on the Code, as amended, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Please consult your own tax advisor concerning the consequences of owning these Securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are for United States federal income tax purposes:

•	a citizen or resident of the United States,
•	a domestic corporation,
•	an estate whose income is subject to United States federal income tax regardless of its source, or
•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to
“— Non-United States Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount Security that is not qualified stated interest, each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your Security, whether payable in U.S. dollars or a foreign currency, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by us on the Securities and original issue discount, if any, accrued with respect to the Securities (as described below under “Original Issue Discount”) generally constitutes income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount will generally be passive income for purposes of calculating the foreign tax credit.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest

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payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your Security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a Security, other than a short-term Security with a term of one year or less, it will be treated as a discount Security issued at an original issue discount or “OID” if the amount by which the Security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a Security’s issue price will be the first price at which a substantial amount of Securities included in the issue of which the Security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A Security’s stated redemption price at maturity is the total of all payments provided by the Security that are not payments of qualified stated interest. Generally, an interest payment on a Security is qualified stated interest if it is one of a series of stated interest payments on a Security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the Security. There are special rules for variable rate Securities that are discussed under “— Variable Rate Securities”.

In general, your Security is not a discount Security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your Security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your Security has de minimis original issue discount, you must include the amount of such de minimis original issue discount in income as stated principal payments are made on the Security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your Security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the Security.

Inclusion of Original Issue Discount in Income. Generally, if your discount Security matures more than one year from its date of issue, you must include OID in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount Security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount Security for each day during the taxable year or portion of

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the taxable year that you own your discount Security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount Security and you may vary the length of each accrual period over the term of your discount Security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount Security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount Security’s adjusted issue price at the beginning of the accrual period by your Security’s yield to maturity, and then
•	subtracting from this figure the sum of the payments of qualified stated interest on your Security allocable to the accrual period.

You must determine the discount Security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount Security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount Security’s issue price and any accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below), and then
•	subtracting any payments made on your discount Security in any prior accrual period that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount Security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your Security (other than any payment of qualified stated interest), and
•	your Security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your Security for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your Security after the purchase date but is greater than the amount of your Security’s adjusted issue price (as determined under “— General” above), the excess is “acquisition premium”. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the Security immediately after purchase over the adjusted issue price of the Security divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on the Security after the purchase date over the Security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your Security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your Security is attributable to pre-issuance accrued interest,
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•	the first stated interest payment on your Security is to be made within one year of your Security’s issue date, and
•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your Security.

Securities Subject to Contingencies Including Optional Redemption. Your Security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your Security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and
•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your Security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your Security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the Security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not to exercise an option or combination of options in the manner that minimizes the yield on your Security, and
•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your Security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your Security for the purposes of those calculations by using any date on which your Security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your Security as the principal amount payable at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your Security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your Security by treating your Security as having been retired and reissued on the date of the change in circumstances for an amount equal to your Security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your Security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Securities Purchased at a Premium”) or acquisition premium.

If you make this election for your Security, then, when you apply the constant-yield method:

•	the issue price of your Security will equal your cost,
•	the issue date of your Security will be the date you acquired it, and
•	no payments on your Security will be treated as payments of qualified stated interest.
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Generally, this election will apply only to the Security for which you make it; however, if the Security for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the Security for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount Security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a Security or the deemed elections with respect to amortizable bond premium or market discount Securities without the consent of the Internal Revenue Service.

Variable Rate Securities. Your Security will be a variable rate Security if:

•	your Security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:
(1)	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or
(2)	15% of the total noncontingent principal payments; and
•	your Security provides for stated interest, compounded or paid at least annually, only at:

(1)	one or more qualified floating rates,
(2)	a single fixed rate and one or more qualified floating rates,
(3)	a single objective rate, or
(4)	a single fixed rate and a single objective rate that is a qualified inverse floating rate; and
•	the value of any variable rate on any date during the term of your Security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your Security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your Security is denominated; or
•	the rate is equal to such a rate either:
(1)	multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35; or
(2)	multiplied by a fixed multiple greater than 0.65 but not more than 1.35, and then increased or decreased by a fixed rate.

If your Security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the Security, the qualified floating rates together constitute a single qualified floating rate.

Your Security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are caps, floors or governors that are fixed throughout the term of the Security or such restrictions are not reasonably expected to significantly affect the yield on the Security.

Your Security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate, and
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•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party.

Your Security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your Security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your Security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate, and
•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your Security will also have a single qualified floating rate or an objective rate if interest on your Security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Security that do not differ by more than 0.25 percentage points or
•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate Security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your Security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your Security.

If your variable rate Security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your Security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate Security,
•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,
•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and
•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate Security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your Security.

If your variable rate Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate Security will be treated, for purposes of the first three steps of the determination, as if your Security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate Security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Securities. In general, if you are an individual or other cash basis United States holder of a Security having a term of one year or less, a short-term Security, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless you elect to do so, although it is possible that you may be required to include any stated interest in income as

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you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, a common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term Securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term Security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term Securities, you will be required to defer deductions for interest on borrowings allocable to your short-term Securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term Security, including stated interest, in your short-term Security’s stated redemption price at maturity.

Foreign Currency Discount Securities. If your discount Security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount Security in that foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— United States Holders — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your Security.

Market Discount

You will be treated as if you purchased your Security, other than a short-term Security, at a market discount, and your Security will be a market discount Security if:

•	you purchase your Security for less than its issue price as determined above under “— Original Issue Discount — General”; and
•	the difference between your Security’s stated redemption price at maturity or, in the case of a discount Security, the Security’s revised issue price, and the price you paid for your Security is equal to or greater than 1/4 of 1 percent of your Security’s stated redemption price at maturity multiplied by the number of complete years to the Security’s maturity. To determine the revised issue price of your Security for these purposes, you generally add any OID that has accrued on your Security to its issue price.

If your Security’s stated redemption price at maturity or, in the case of a discount Security, its revised issue price, exceeds the price you paid for the Security by less than 1/4 of 1 percent of the Security’s stated redemption price at maturity multiplied by the number of complete years to the Security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount Security as ordinary income to the extent of the accrued market discount on your Security. Alternatively, you may elect to include market discount in income currently over the life of your Security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount Security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your Security in an amount not exceeding the accrued market discount on your Security until the maturity or disposition of your Security.

If you own a market discount Security, the market discount would accrue on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the Security with respect to which it is made and you may not revoke it. You would, however, not include accrued market discount in income unless you elect to do so as described above.

Securities Purchased at a Premium

If you purchase your Security for an amount in excess of its principal amount (or, in the case of a discount Security, in excess of the sum of all amounts payable on the Security after the acquisition date (other than payments of qualified stated interest)), you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each accrual period with

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respect to interest on your Security by the amount of amortizable bond premium allocable, based on your Security’s yield to maturity, to that accrual period.

If the amortizable bond premium allocable to an accrual period exceeds your interest income from your Security for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the note in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which your Security is sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess.

If your Security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your Security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount – Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale, Retirement and Other Disposition of the Securities

Your tax basis in your Security will generally be the U.S. dollar cost (as defined below) of your Security, adjusted by:

•	adding any OID or market discount previously included in income with respect to your Security, and then
•	subtracting any payments on your Security that are not qualified stated interest payments and the amount of any amortizable bond premium to the extent that such premium either reduced interest income on your Security or gave rise to a deduction on your Security.

If you purchase your Security with a foreign currency, the U.S. dollar cost of your Security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your Security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your Security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your Security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your Security. Such gain or loss will generally be treated as United States source gain or loss. If your Security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the Security is disposed of or retired, except that in the case of a Security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your Security, except to the extent:

•	described above under “Original Issue Discount — Short-Term Securities” or “Market Discount”, or
•	attributable to changes in exchange rates as described below.

Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

You must treat a portion of the gain or loss that you recognize on the sale or retirement of a Security as United States source ordinary income or loss to the extent attributable to changes in exchange rates between the date of acquisition and the date of the sale or retirement. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

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Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your Security or on the sale or retirement of your Security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your Security is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase Securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss and generally will be United States source gain or loss.

Indexed Securities, Amortizing Securities and Securities Convertible or Exchangeable Into Other Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to Securities the payments on which are determined by reference to any index, Securities that are subject to the rules governing contingent payment obligations, amortizing Securities and Securities that are convertible or exchangeable into other securities.

Foreign Financial Assets Reporting

A United States holder that owns “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with its tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties and (iii) interests in foreign entities. United States holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Non-United States Holders

This subsection describes the tax consequences to a “Non-United States holder” of Securities issued by Rentenbank. The discussion below does not address the tax consequences to a Non-United States holder of an investment in a Security that references directly or indirectly the performance of United States equities. The tax treatment of any such Securities will be discussed in the applicable prospectus supplement.

You are a Non-United States holder if you are the beneficial owner of a Security and are, for United States federal income tax purposes:

•	a nonresident alien individual,
•	a foreign corporation, or
•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

If you are a United States holder of Securities issued by Rentenbank, this subsection does not apply to you.

Payment of Interest

Subject to the discussions of Foreign Account Tax Compliance withholding and backup withholding below, payments of principal, premium, if any, and interest, including OID, on a Security is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable, and
•	either (1) derive the interest in the active conduct of a banking, financing or similar business within the United States or (2) are a corporation the principal business of which is trading in stocks or securities for your own account.

Purchase, Sale, Retirement and Other Disposition of the Securities

You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Security unless:

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•	the gain is effectively connected with your conduct of a trade or business in the United States, or
•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the Securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the Securities are denominated in a foreign currency, a United States holder (or a Non-United States holder that holds the Securities in connection with a U.S. trade or business) that recognizes a loss with respect to the Securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Foreign Account Tax Compliance Withholding

Certain non-United States financial institutions must comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders to avoid becoming subject to withholding on certain payments. Non-United States financial institutions may accordingly be required to report information to the Internal Revenue Service regarding the holders of the Securities and to withhold on a portion of payments under the Securities to certain holders that fail to comply with the relevant information reporting requirements (or hold Securities directly or indirectly through certain non-compliant intermediaries). However, under proposed Treasury regulations, such withholding would not apply to payments on the Securities made before the date that is two years after the date on which final regulations defining the term “foreign passthru payment” are enacted. In addition, these requirements would only apply to Securities issued at least six months after the date on which final regulations defining the term “foreign passthru payment” are enacted. Holders are urged to consult their tax advisors and any banks or brokers through which they will hold Securities as to the consequences (if any) of these rules to them.

Backup Withholding and Information Reporting

This section describes the backup withholding and information reporting requirements regarding holders of Securities issued by Rentenbank.

If you are a non-corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal, premium and interest (including OID) on a Security within the United States, and the payment of proceeds to you from the sale of a Security effected at a United States office of a broker. Information reporting may also apply in respect of any OID that accrues on a Security.

Additionally, backup withholding generally will apply to such payments if you fail to comply with applicable certification requirements or (in the case of interest payments) you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a Non-United States holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal, premium and interest (including OID) made to you outside the United States by Rentenbank or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal, premium and interest (including OID) made within the United States and the payment of the proceeds from the sale of a Security effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

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Payment of the proceeds from the sale of Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

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PLAN OF DISTRIBUTION

Rentenbank may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the Securities offered thereby. Each prospectus supplement with respect to Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the price of such Securities or the basis on which the price will be determined and the net proceeds to Rentenbank from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of Securities, underwriters may receive compensation from Rentenbank or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discount or commission received by them from Rentenbank and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such underwriter or agent will be identified, and any such compensation received from Rentenbank will be described, in the prospectus supplement.

If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by Rentenbank to one or more purchasers, or through agents designated by Rentenbank from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by Rentenbank to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Under agreements which may be entered into by Rentenbank, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Rentenbank against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for Rentenbank in the ordinary course of business.

If so indicated in the prospectus supplement, Rentenbank will authorize underwriters or other persons acting as Rentenbank’s agents to solicit offers by certain institutions to purchase Securities from Rentenbank pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Rentenbank. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect to the validity or performance of such contracts.

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VALIDITY OF THE SECURITIES

The validity of the Securities will be passed upon on behalf of Rentenbank by the in-house legal advisors of Rentenbank. The validity of the Securities will also be passed upon by Hogan Lovells US LLP. Hogan Lovells US LLP may rely as to all matters of German law on the opinions of the in-house legal advisors of Rentenbank. The in-house legal advisors of Rentenbank may rely as to all matters of United States Federal and New York law on the opinion of Hogan Lovells US LLP. All statements in this prospectus with respect to the Guarantee of the Federal Republic have been passed upon by the in-house legal advisors of Rentenbank, and are included upon their authority.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

The Federal Republic will not waive any immunity from jurisdiction or appoint an agent in the United States for service of process for any purposes; the Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the Federal Republic is not subject to attachment or to seizure. See also “Responsibility of the Federal Republic for Rentenbank”.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST RENTENBANK

We are located in Germany and the members of the Management Board and the Advisory Board, as well as the experts and governmental officials referred to in this prospectus, are nonresidents of the United States, and all or a substantial portion of the assets of Rentenbank and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service within the United States upon such persons, or to realize in the United States upon judgment of United States courts against such persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon such securities laws and as to the enforceability in such courts of judgments of United States courts including judgments imposing liabilities predicated upon such securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The name and address of the authorized representative of Rentenbank and the Federal Republic in the United States for purposes of the Securities Act in connection with the registration statement of which this prospectus is a part is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware 19711, USA.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Dr. Christian Mayer in his official capacity as Regierungsdirektor (Government Director) in the Federal Ministry of Finance. The documents referred to in the information incorporated herein by reference relating to the Federal Republic as being the sources of financial or statistical data set forth therein are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the European Union on its website, which are official public documents of these international organizations.

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